Exhibit 99.1

Press Release	For Immediate Release Date: November 3, 2021

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2021 RESULTS

GLEN BURNIE, MD (November 3, 2021) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $888,000, or $0.31 per basic and diluted common share for the three-month period ended September 30, 2021, as compared to $949,000, or $0.33 per basic and diluted common share for the three-month period ended September 30, 2020. Bancorp reported net income of $1,962,000, or $0.69 per basic and diluted common share for the nine-month period ended September 30, 2021, compared to $1,123,000, or $0.40 per basic and diluted common share for the same period in 2020. On September 30, 2021, Bancorp had total assets of $432.8 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 117th consecutive quarterly dividend on November 8, 2021. The Company recorded a net benefit of $122,000 from the release of allowance for credit losses loans (“ACL-loans”) for the third quarter of 2021 and $593,000 for the nine months ended September 30, 2021. This compares to a release of ACL-loans of $669,000 for the third quarter of 2020 and $263,000 for the nine months ended September 30, 2020. (The third quarter of 2020 results include the reversal of a previously recorded $509,000 ACL-loan provision related to the expected impact on credit losses due the COVID-19 pandemic, which reversal is reflected in the 2020 nine-month results, as well). This provision was recaptured in September 2020 when it was determined that the impact of COVID-19 would be less significant than previously anticipated.

“Our third quarter 2021 earnings continue to reflect the strength and quality of our balance sheet, disciplined loan pricing and the ability to manage our net interest margin in a very challenging market rate environment,” said John D. Long, President and Chief Executive Officer. “The main story for the first nine months of 2021, is the $593,000 release of ACL-loans. Our margin continues to be under pressure as deposit growth driven by government stimulus has far outpaced net loan decreases. Seizing more opportunities to safely deploy the excess funds entrusted to us by our customers remains our priority. We continue to make progress in improving the fundamentals of the Company, including an increase in interest-earning assets, a better deposit mix, and a continued reduction in our cost of funds, all of which are improving our financial metrics. Our challenge for the remainder of 2021, and into 2022, will be generating loan growth in the post-pandemic economy. We are encouraged by the improving economic factors in our local markets as the economy continues to recover.”

“The progress made during this time of public health and economic challenges reflects our team’s exceptional dedication and commitment to meeting our communities’ financial and banking needs while maintaining safe, secure and efficient operations. Conditions during the past year have challenged us to enhance our digital customer communication and service capabilities while maintaining the personalized community banking service that has long characterized Glen Burnie Bancorp. We believe our 2021 financial performance reflects success in providing superior service and operational strength. I continue to be very proud of our team as we navigate through these unprecedented times while always thinking of how to better address the needs of our customers.”

Highlights for the First Nine Months of 2021

The Company recorded an ACL-loans benefit of $122,000 in the third quarter of 2021 as compared to an ACL-loans benefit of $669,000 in the third quarter of 2020, and a year-to-date ACL-loans benefit of $593,000 in 2021 as compared to a $263,000 ACL-loans benefit for the same period in 2020. The $547,000 increase in provision for credit losses loans (“PCL-loans”) in the third quarter of 2021 as compared to the third quarter of 2020, and the $330,000 ACL-loans benefit for the first nine months of 2021 compared to the same period in 2020 is due primarily to lower average balances on loans, and net recoveries of previously charged-off loan balances.

Total interest income declined $0.1 million to $10.1 million for the nine-month period ending September 30, 2021, compared to the same period in 2020. This decline was driven primarily by a $970,000 decrease in interest income on loans consistent with the $42.3 million decline in the average balance of the loan portfolio. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company had a $4.4 million higher level of excess liquidity as of September 30, 2021 as compared to the same period in 2020.

Bancorp has strong liquidity and capital positions which, we believe, provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 14.86% on September 30, 2021, as compared to 12.66% for the same period in 2020.

Return on average assets for the three-month period ended September 30, 2021, was 0.81%, as compared to 0.92% for the three-month period ended September 30, 2020. Return on average equity for the three-month period ended September 30, 2021, was 9.56%, as compared to 10.18% for the three-month period ended September 30, 2020.

The cost of funds decreased from 0.38% during the third quarter of 2020 to 0.27% during the third quarter of 2021. This decrease was primarily due to a change in funding mix, consisting of an increase in lower cost non-time deposits as a percentage of total funding sources, and lower rates on time deposits, reflecting the declining interest rate environment.

The book value per share of Bancorp’s common stock was $12.26 on September 30, 2021, as compared to $12.86 per share on September 30, 2020.

On September 30, 2021, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 14.05% on September 30, 2021, as compared to 12.10% on September 30, 2020. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $432.8 million on September 30, 2021, an increase of $1.9 million or 0.44%, from $430.9 million on September 30, 2020. Investment securities increased by $48.3 million or 42.25% to $162.8 million as of September 30, 2021, as compared to $114.5 million for the same period of 2020. This increase is primarily due to changes in our balance sheet mix resulting from significant increases in deposits from government stimulus programs, deposit customers’ increased savings, and decreases in loan portfolio balances. Loans, net of deferred fees and costs, were $221.9 million on September 30, 2021, a decrease of $50.5 million or 18.55%, from $272.4 million on September 30, 2020. Net loans during the first nine months of 2021 and 2020 include loans funded under the Small Business Administration (SBA) Paycheck Protection Program (PPP), offset by forgiveness activity by the SBA. PPP loans carry a fixed interest rate of 1.0% with a two- or five-year contractual maturity depending on the origination date.

Total deposits were $374.5 million on September 30, 2021, an increase of $30.6 million or 8.89%, from $343.9 million on September 30, 2020. Noninterest-bearing deposits were $147.8 million on September 30, 2021, an increase of $18.1 million or 13.92%, from $129.7 million on September 30, 2020. The increase in deposits was primarily related to PPP and other government stimulus payments leading to historically high savings rates. Interest-bearing deposits were $226.7 million on September 30, 2021, an increase of $12.5 million or 5.84%, from $214.2 million on September 30, 2020. Total borrowings were $20.0 million on September 30, 2021, a decrease of $27.4 million or 57.78%, from $47.4 million on September 30, 2020. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. On September 30, 2021, and 2020, the Company borrowed $0 and $17.4 million, respectively, under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings.

As of September 30, 2021, total stockholders’ equity was $35.0 million (8.09% of total assets), equivalent to a book value of $12.26 per common share. Total stockholders’ equity on September 30, 2020, was $36.5 million (8.47% of total assets), equivalent to a book value of $12.86 per common share. The reductions in the ratio of stockholders’ equity to total assets was due to higher asset balances from increased levels of cash equivalents and investment securities, along with decreases to equity from the decline in market value of the Company’s available-for-sale securities portfolio and the $1.5 million impact of the adoption of the CECL accounting standard for credit losses. Included in stockholders’ equity on September 30, 2021, and September 30, 2020, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities and derivative contracts totaling $1,325,000 and unrealized gains (net of taxes) of $246,000, respectively. This decrease in unrealized gains primarily resulted from decreasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.65% of total assets on September 30, 2021, as compared to 1.32% for the same period of 2020. The $705,000 decrease in OREO balance, a $1.9 million higher asset balance, and a $2.2 million decrease in nonaccrual loans drove the 0.67% decrease in nonperforming assets as percentage of total assets from September 30, 2020, to September 30, 2021.

Review of Financial Results

For the three-month periods ended September 30, 2021, and 2020

Net income for the three-month period ended September 30, 2021, was $888,000, as compared to $949,000 for the three-month period ended September 30, 2020.

Net interest income for the three-month period ended September 30, 2021, totaled $3.34 million, an increase of $344,000 from the three-month period ended September 30, 2020. The increase in net interest income was due to a $255,000 increase in interest income and a $89,000 reduction in the costs of interest-bearing deposits. Net interest margin expansion drove the higher interest income resulting from bond purchases in response to COVID-19 driven excess liquidity. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting deployment of increased deposit balances.

Net interest margin for the three-month period ended September 30, 2021, was 3.22%, as compared to 3.05% for the same period of 2020. Higher average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $25.4 million while the yield increased 0.06% from 3.41% to 3.47%, when comparing the three-month periods ending September 30, 2020, and 2021. The average balance on interest-bearing funds and noninterest-bearing funds increased $8.3 million and $16.2 million, respectively. The cost of funds decreased 0.11%, when comparing the three-month periods ending September 30, 2020, and 2021. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $75.5 million from $110.9 million to $186.4 million for the third quarter of 2021, as compared to the same period of 2020, while the yield increased from 1.53% to 1.73% during that same period. Much of the increase in yields for the three-month period can be attributed to a significant increase in investment securities available for sale.

Average loan balances decreased $50.2 million or 17.94%, to $229.6 million for the three-month period ended September 30, 2021, as compared to $279.8 million for the same period of 2020 while the yield increased from 4.16% to 4.89% during that same period. The increase in loan yields for the third quarter of 2021 reflected the recognition of interest income and fees associated with the positive resolution of distressed loans.

The Company recorded an ACL-loan benefit of $122,000 in the third quarter of 2021 as compared to a benefit of $669,000 in the third quarter of 2020. The $547,000 increase in PCL-loans in the third quarter of 2021 as compared to the second quarter of 2020, is due primarily to lower average balances on loans, net recoveries of previously charged-off loan balances and strong credit discipline. The third quarter 2020 results include the reversal of a $509,000 provision recorded in the second quarter of 2020 related to the expected impact on credit losses due to the COVID-19 pandemic. This provision was recaptured in September 2020 when it was determined that the impact of COVID-19 would be less significant than previously anticipated. As a result, the ACL-loan was $2.8 million on September 30, 2021, representing 1.24% of total loans, as compared to the allowance for loan losses of $1.7 million, or 0.61% of total loans on September 30, 2020. The ratio of the ACL-loan to total loans increased 0.63% primarily due to the Company’s adoption of the CECL accounting standard effective January 1, 2021. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the three-month period ended September 30, 2021, was $359,000, as compared to $260,000 for the three-month period ended September 30, 2020, an increase of $99,000 or 38.03%, driven primarily by $97,000 higher other fees and commissions due to higher ATM interchange fees.

For the three-month period ended September 30, 2021, noninterest expense was $2.69 million, unchanged from the three-month period ended September 30, 2020. The primary changes comparing the three-month period ended September 30, 2021 to 2020, were decreases in legal, accounting, and other professional fees, loan collection costs and data processing and item processing services, offset by increases in salary and employee benefits, occupancy and equipment expenses, and other expenses.

For the nine-month periods ended September 30, 2021, and 2020

Net income for the nine-month period ended September 30, 2021, was $1,962,000, as compared to a $1,123,000 for the nine-month period ended September 30, 2020.

Net interest income for the nine-month period ended September 30, 2021, totaled $9.2 million, an increase of $251,000 from the nine-month period ended September 30, 2020. The increase in net interest income was due to a $379,000 reduction in the costs of interest-bearing deposits and borrowings, offset by $128,000 lower interest income. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks, and bond purchases in response to COVID-19 driven excess liquidity. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting the deployment of increased deposit balances.

Net interest margin for the nine-month period ended September 30, 2021, was 3.01%, as compared to 3.17% for the same period of 2020. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $31.3 million while the yield decreased 0.31% from 3.59% to 3.28%, when comparing the nine-month periods ending September 30, 2020, and 2021. The average balance on interest-bearing funds and noninterest-bearing funds increased $7.8 million and $22.5 million, respectively, and the cost of funds decreased 0.17%, when comparing the nine-month periods ending September 30, 2020, and 2021. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $73.6 million from $96.7 million to $170.3 million for the nine-month period ending September 30, 2021, as compared to the same period of 2020, while the yield decreased from 1.66% to 1.61% during that same period. Much of the decrease in yields for the nine-month period can be attributed to a significant increase in cash held in interest-bearing deposits in banks during this low interest rate period.

Average loan balances decreased $42.3 million or 15.01% to $239.5 million for the nine-month period ended September 30, 2021, as compared to $281.8 million for the same period of 2020 while the yield increased from 4.25% to 4.47% during that same period. The increase in loan yields during 2021 reflected the recognition of interest income and fees associated with the positive resolution of distressed loans.

The Company recorded an ACL-loans benefit of $593,000 for the nine-month period ending September 30, 2021, as compared to a benefit of $263,000 for the same period in 2020. The $330,000 increase in ACL-loans benefit in 2021 as compared to 2020, is due primarily to lower average balances on loans, net recoveries of previously charged-off loan balances, and strong credit discipline. As a result, the ACL-loan was $2.8 million on September 30, 2021, representing 1.24% of total loans, as compared to the allowance for loan losses of $1.7 million, or 0.61% of total loans on September 30, 2020. The ratio of the ACL-loans and the allowance for loan losses to total loans increased 0.63% primarily due to the Company’s adoption of the CECL accounting standard effective January 1, 2021. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the nine-month period ended September 30, 2021, was $886,000, as compared to $743,000 for the nine-month period ended September 30, 2020, an increase of $143,000 or 19.25% driven primarily by a $146,000 increase in other fees and commissions due to higher ATM interchange fees and a $14,000 gain on sale of other real estate.

For the nine-month period ended September 30, 2021, noninterest expense was $8.3 million, as compared to $8.5 million for the nine-month period ended September 30, 2020, a decrease of $225,000 or 2.63%. The primary contributors to the $225,000 decrease, when compared to the nine-month period ended September 30, 2020, were decreases in legal, accounting, and other professional fees and loan collection costs, offset by increases in data processing and item processing services.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2021	2021	2020	2020
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,826	$2,223	$2,117	$2,196
Interest bearing deposits in other financial institutions	28,638	24,545	34,976	24,857
Total Cash and Cash Equivalents	31,464	26,768	37,093	27,053

Investment securities available for sale, at fair value	162,827	157,591	114,049	114,461
Restricted equity securities, at cost	1,062	1,062	1,199	1,624

Loans, net of deferred fees and costs	224,674	234,871	253,772	274,082
Less: Allowance for credit losses(1)	(2,790)	(2,887)	(1,476)	(1,663)
Loans, net	221,884	231,984	252,296	272,419

Real estate acquired through foreclosure	-	-	575	705
Premises and equipment, net	3,654	3,716	3,853	3,878
Bank owned life insurance	8,298	8,258	8,181	8,141
Deferred tax assets, net	1,409	1,004	142	499
Accrued interest receivable	1,304	1,304	1,302	1,367
Accrued taxes receivable	91	258	116	-
Prepaid expenses	470	407	318	393
Other assets	352	422	362	382
Total Assets	$432,815	$432,774	$419,486	$430,922

LIABILITIES
Noninterest-bearing deposits	$147,809	$143,254	$132,626	$129,745
Interest-bearing deposits	226,700	225,630	216,994	214,195
Total Deposits	374,509	368,884	349,620	343,940

Short-term borrowings	20,000	25,237	29,912	37,367
Long-term borrowings	-	-	-	10,000
Defined pension liability	301	296	285	282
Accrued expenses and other liabilities	3,040	2,962	2,576	2,828
Total Liabilities	397,850	397,379	382,393	394,417

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,851,070, 2,848,170, 2,842,040 and 2,838,357 shares as of September 30, 2021, June 30, 2021, December 31, 2020, and September 30, 2020, respectively.	2,851	2,848	2,842	2,839
Additional paid-in capital	10,731	10,700	10,640	10,610
Retained earnings	22,708	22,104	23,071	22,810
Accumulated other comprehensive (loss) gain	(1,325)	(257)	540	246
Total Stockholders' Equity	34,965	35,395	37,093	36,505
Total Liabilities and Stockholders' Equity	$432,815	$432,774	$419,486	$430,922

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021 (unaudited)	2020 (unaudited)	2021 (unaudited)	2020 (unaudited)
Interest income
Interest and fees on loans	$2,799	$2,924	$8,005	$8,974
Interest and dividends on securities	773	404	1,976	1,103
Interest on deposits with banks and federal funds sold	32	21	75	107
Total Interest Income	3,604	3,349	10,056	10,184

Interest expense
Interest on deposits	148	237	474	851
Interest on short-term borrowings	116	110	349	345
Interest on long-term borrowings	-	6	-	6
Total Interest Expense	264	353	823	1,202

Net Interest Income	3,340	2,996	9,233	8,982
Release of credit losses provision	(122)	(669)	(593)	(263)
Net interest income after credit loss release provision	3,462	3,665	9,826	9,245

Noninterest income
Service charges on deposit accounts	42	37	119	132
Other fees and commissions	276	179	635	489
Gain on securities sold/redeemed	1	4	1	4
Gain on sale of other real estate	-	-	14	-
Income on life insurance	40	40	117	118
Total Noninterest Income	359	260	886	743

Noninterest expenses
Salary and employee benefits	1,686	1,595	4,904	4,897
Occupancy and equipment expenses	306	283	912	909
Legal, accounting and other professional fees	121	233	516	737
Data processing and item processing services	206	234	710	651
FDIC insurance costs	47	41	130	141
Advertising and marketing related expenses	20	22	65	65
Loan collection costs	(30)	5	(2)	92
Telephone costs	42	56	173	146
Other expenses	293	224	903	901
Total Noninterest Expenses	2,691	2,693	8,311	8,539

Income before income taxes	1,130	1,232	2,401	1,449
Income tax expense	242	283	439	326

Net income	$888	$949	$1,962	$1,123

Basic and diluted net income per common share	$0.31	$0.33	$0.69	$0.40

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended September 30, 2021 and 2020

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	1,123	-	1,123
Cash dividends, $0.30 per share	-	-	(850)	-	(850)
Dividends reinvested under dividend reinvestment plan	12	85	-	-	97
Other comprehensive income	-	-	-	455	455
Balance, September 30, 2020	$2,839	$10,610	$22,810	$246	$36,505

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income/(Loss)	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	1,962	-	1,962
Cash dividends, $0.30 per share	-	-	(853)	-	(853)
Dividends reinvested under dividend reinvestment plan	9	91	-	-	100
Transition adjustment pursuant to adoption of ASU 2016-3 to adoption of ASU 2016-3	-	-	(1,472)	-	(1,472)
Other comprehensive loss	-	-	-	(1,865)	(1,865)
Balance, September 30, 2021	$2,851	$10,731	$22,708	$(1,325)	$34,965

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2021:
(unaudited)
Common Equity Tier 1 Capital	$36,845	14.05%	$11,803	4.50%	$17,048	6.50%
Total Risk-Based Capital	$38,987	14.86%	$20,983	8.00%	$26,228	10.00%
Tier 1 Risk-Based Capital	$36,845	14.05%	$15,737	6.00%	$20,983	8.00%
Tier 1 Leverage	$36,845	8.50%	$17,331	4.00%	$21,664	5.00%

As of June 30, 2021:
(unaudited)
Common Equity Tier 1 Capital	$36,160	13.45%	$12,100	4.50%	$17,478	6.50%
Total Risk-Based Capital	$38,419	14.29%	$21,511	8.00%	$26,889	10.00%
Tier 1 Risk-Based Capital	$36,160	13.45%	$16,133	6.00%	$21,511	8.00%
Tier 1 Leverage	$36,160	8.58%	$16,865	4.00%	$21,082	5.00%

As of December 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	$36,442	13.09%	$12,532	4.50%	$18,101	6.50%
Total Risk-Based Capital	$37,951	13.63%	$22,278	8.00%	$27,848	10.00%
Tier 1 Risk-Based Capital	$36,442	13.09%	$16,709	6.00%	$22,278	8.00%
Tier 1 Leverage	$36,442	9.12%	$15,980	4.00%	$19,975	5.00%

As of September 30, 2020:
(unaudited)
Common Equity Tier 1 Capital	$35,993	12.10%	$13,391	4.50%	$19,343	6.50%
Total Risk-Based Capital	$37,685	12.66%	$23,807	8.00%	$29,758	10.00%
Tier 1 Risk-Based Capital	$35,993	12.10%	$17,855	6.00%	$23,807	8.00%
Tier 1 Leverage	$35,993	9.23%	$15,600	4.00%	$19,500	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$432,815	$432,774	$430,922	$432,815	$430,922	$419,486
Investment securities	162,827	157,591	114,461	162,827	114,461	114,049
Loans, (net of deferred fees & costs)	224,674	234,871	274,082	224,674	274,082	253,772
Allowance for loan losses	2,790	2,887	1,663	2,790	1,663	1,476
Deposits	374,509	368,884	343,940	374,509	343,940	349,620
Borrowings	20,000	25,237	47,367	20,000	47,367	29,912
Stockholders' equity	34,965	35,395	36,505	34,965	36,505	37,093
Net income	888	480	949	1,962	1,123	1,668

Average Balances
Assets	$432,812	$429,499	$408,450	$425,750	$396,258	$400,462
Investment securities	160,903	150,556	96,635	143,355	79,048	88,088
Loans, (net of deferred fees & costs)	229,645	239,912	279,817	239,492	281,773	277,074
Deposits	373,011	371,115	344,132	366,555	333,689	336,394
Borrowings	20,056	20,617	24,487	20,412	23,043	24,317
Stockholders' equity	36,857	34,926	37,089	35,931	36,919	37,067

Performance Ratios
Annualized return on average assets	0.81%	0.45%	0.92%	0.62%	0.38%	0.42%
Annualized return on average equity	9.56%	5.51%	10.18%	7.30%	4.06%	4.49%
Net interest margin	3.22%	2.92%	3.05%	3.01%	3.17%	3.18%
Dividend payout ratio	32%	59%	30%	44%	76%	68%
Book value per share	$12.26	$12.43	$12.86	$12.26	$12.86	$13.05
Basic and diluted net income per share	0.31	0.17	0.33	0.69	0.40	0.59
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.30	0.40
Basic and diluted weighted average shares outstanding	2,850,124	2,847,191	2,836,998	2,847,042	2,833,130	2,835,037

Asset Quality Ratios
Allowance for loan losses to loans	1.24%	1.23%	0.61%	1.24%	0.61%	0.58%
Nonperforming loans to avg. loans	1.22%	1.72%	1.78%	1.17%	1.77%	1.63%
Allowance for loan losses to nonaccrual & 90+ past due loans	99.6%	69.9%	33.4%	99.6%	33.4%	32.6%
Net charge-offs annualize to avg. loans	-0.04%	-0.06%	0.09%	-0.19%	0.07%	-0.04%

Capital Ratios
Common Equity Tier 1 Capital	14.05%	13.45%	12.10%	14.05%	12.10%	13.09%
Tier 1 Risk-based Capital Ratio	13.05%	13.45%	12.10%	13.05%	12.10%	13.09%
Leverage Ratio	8.50%	8.58%	9.23%	8.50%	9.23%	9.12%
Total Risk-Based Capital Ratio	14.86%	14.29%	12.66%	14.86%	12.66%	13.63%